BIGBEAR.AI RECEIVES CONTINUED LISTING NOTICE FROM NYSE
COLUMBIA, Maryland – December 23, 2022 – BigBear.ai (NYSE: BBAI), a leader in AI-powered analytics and cyber engineering solutions, today announced that on December 20, 2022 it received written notice from the New York Stock Exchange (“NYSE”) that it is not in compliance with the continued listing standards set forth in Rule 802.01C of the NYSE Listed Company Manual that requires listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period (the “Notice”).
As required by the NYSE, BigBear.ai responded to the Notice and expressed its intent to cure this deficiency. BigBear.ai has six months following the receipt of the Notice to cure the deficiency and regain compliance, subject to the extension of such deadline in the event that BigBear.ai undertakes to conduct a reverse stock split following its next annual stockholders meeting. BigBear.ai can regain compliance at any time during the cure period if, on the last trading day of any calendar month during the cure period, its common stock has a closing price of at least $1.00 and an average closing price of at least $1.00 over the 30 consecutive trading-day period ending on the last trading day of that month.
BigBear.ai will closely monitor the closing share price of its common stock and is considering all available options and intends to regain compliance with the NYSE listing standards by pursuing measures that are in the best interests of BigBear.ai and its stockholders, including potentially through the consummation of a reverse stock split, subject to stockholder approval.
During this period, BigBear.ai’s common stock will continue to be listed and traded on the NYSE under its existing ticker symbol, with the addition of a suffix indicating the “below compliance” status of its common stock, as “BBAI.BC.”
The Notice does not affect BigBear.ai’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or trigger any violation under BigBear.ai’s material debt agreements.
About BigBear.ai
BigBear.ai delivers AI-powered analytics and cyber engineering solutions to support mission-critical operations and decision-making in complex, real-world environments. BigBear.ai’s customers, which include the US Intelligence Community, as well as customers in manufacturing, logistics, commercial space, and other sectors, rely on BigBear.ai’s solutions to see and shape their world through reliable, predictive insights and goal-oriented advice. Headquartered in Columbia, Maryland, BigBear.ai has additional locations in Virginia and Michigan. For more information, please visit: https://bigbear.ai/ and follow BigBear.ai on Twitter:@BigBearai.

Contact:
BigBear.ai
Tyler Sigmon
443-430-2622
media@bigbear.ai

Source: BigBear.ai